As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

The Immune Response Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0225679

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

(Address of Principal Executive Offices)

2003 Stock Plan of The Immune Response Corporation

(Full Title of the Plan)

Michael K. Green
Chief Financial Officer
The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

(Name and Address of Agent For Service)

(760) 431-7080

(Telephone Number, Including Area Code, of Agent For Service)

With Copies To:
Hayden J. Trubitt, Esq.
Heller Ehrman LLP
4350 La Jolla Village Drive, Suite 700
San Diego, California 92122

This registration statement shall become effective immediately upon filing with the Securities and Exchange
Commission, and sales of the registered securities will thereafter be effected upon option exercises effected under the 2003 Stock Plan or upon direct awards or sales of shares under the 2003 Stock Plan.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
		Maximum	Maximum	Registration Fee
	Amount	Offering	Aggregate
	to be	Price	Offering
Title of Securities to be Registered	Registered(1)	per Share(2)	Price (2)

Common Stock (under 2003 Stock Plan)	2,000,000	$0.69	$1,380,000	$162.43

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2003 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)	Calculated solely for purpose of this offering under Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq SmallCap Market on July 21, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Immune Response Corporation (the “Company) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	The Company’s Current Reports on Form 8-K reporting events of February 8, 2005, April 29, 2005, June 17, 2005, July 6, 2005 and July 15, 2005;

(d)	The Company’s Registration Statement on Form 8-A filed with the Commission on March 30, 1990 and declared effective pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which there is described the terms, rights and provisions applicable to the Company’s Common Stock;

(e)	The Company’s Registration Statement on Form 8-A filed with the Commission in 1992 and declared effective pursuant to Section 12 of the 1934 Act, in which there is described terms, rights and provisions applicable to the Company’s Series E Participating Preferred Stock Purchase Rights.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

A copy of any of the above documents will be furnished to each participant in the 2003 Stock Plan, without charge, upon written or oral request to the Corporate Secretary, The Immune Response Corporation, 5931 Darwin Court, Carlsbad, California 92008, or upon telephoning the Company at (760) 431-7080.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, the “Delaware GCL”, permits our board of directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article VII of our Restated Certificate of Incorporation, as amended, and Article V of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Item
No.	Description of Item
5.1	Opinion and consent of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (See Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

99.1	2003 Stock Plan, as amended.

99.2	Form of Notice of Grant of Stock Option/Stock Option Agreement (incorporated by reference to Exhibit 99.2 to Form S-8, Registration No. 333-116828, filed on June 24, 2004).

Item 9. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (i) and (a) (ii) shall not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(b)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion if the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on this 22nd day of July, 2005.

THE IMMUNE RESPONSE CORPORATION

By:	/s/ John N. Bonfiglio

John N. Bonfiglio President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John N. Bonfiglio John N. Bonfiglio	President, Chief Executive Officer and Director	July 22, 2005

/s/ Michael K. Green Michael K. Green	Chief Financial Officer and Vice President, Finance (Principal Financial Officer)	July 22, 2005

/s/ Robert E. Knowling, Jr. Robert E. Knowling, Jr.	Director	July 22, 2005

/s/ Martyn Greenacre Martyn Greenacre	Director	July 22, 2005

/s/ David P. Hochman David P. Hochman	Director	July 22, 2005

/s/ Kevin B. Kimberlin Kevin B. Kimberlin	Director	July 22, 2005

/s/ Kevin L. Reilly Kevin L. Reilly	Director	July 22, 2005

/s/ Alan S. Rosenthal Alan S. Rosenthal	Director	July 22, 2005

Index to Exhibits

Exhibit
Number	Exhibit
5.1	Opinion and consent of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (Contained in Exhibit 5.1 of this Registration Statement on Form S-8).

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

99.1	2003 Stock Plan, as amended.